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EXHIBIT 10.4

2005
KEY EXECUTIVE INCENTIVE BONUS PLAN
SCOTT'S LIQUID GOLD-INC.

Purpose of the Plan

        The purpose of the Key Executive Incentive Bonus Plan (the "Plan") is to provide incentive to the Company's key executives to maximize corporate earnings for 2005 and to reward such executives based upon performance.

Structure of the Plan

        This Plan is constructed to reserve exclusively to the shareholders the first $1 million in pre-tax earnings. Thereafter, a bonus equal to 10% of pre-tax earnings in excess of $1 million will be paid as an incentive bonus to key executives.

        This Plan is also constructed so as to encourage Management to expend every effort possible to increase pre-tax earnings in excess of $1 million. The more pre-tax profit the Company makes, the greater the bonus and the greater the return to the Company's shareholders. Further, by not capping bonuses to be paid under this Plan, the Board of Directors believes that the incentives to the Company's executives to make larger and larger profits will not be limited.

Plan Provisions

1.
For 2005, a bonus pool equal to 10% of pre-tax earnings in excess of $1 million will be set aside for distribution to the Company's key executives who are employed by the Company at December 31, 2005.

2.
Partial distributions of the bonus pool may be made in December of 2005, but the final distribution is only to be made after the close of the year, based upon audited pre-tax profits, during the quarter following the close of the fiscal year.

3.
Bonuses, if any, for 2005, will be divided among the Company's four executive officers as follows: President and Chief Executive Officer, 31%; Vice President-Marketing and Sales, 25%; Treasurer and Chief Financial Officer, 22%; and Vice President-Operations and Corporate Secretary, 22%.

4.
For purposes of this Plan, net pre-tax earnings and pre-tax profits shall be determined without the deduction or addition of gains or losses from infrequent or unusual events or transactions or from extraordinary items. The exclusion of any such event, transaction or item shall be determined by action of the Compensation Committee of the Board of Directors of the Company after reviewing the proposed or final statements of income of the Company for the relevant period and reviewing the accounting treatment of any such event, transaction or item by the Company's independent accountants.

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  EXHIBIT 10.4
2005 KEY EXECUTIVE INCENTIVE BONUS PLAN SCOTT'S LIQUID GOLD-INC.
Purpose of the Plan
Structure of the Plan
Plan Provisions